VENABLE, BAETJER AND HOWARD, LLP
            1800 Mercantile Bank & Trust Building
                      Two Hopkins Plaza
               Baltimore, Maryland  21201-2978
                        410-244-7400
                      Fax: 410-244-7742



                      December 6, 1995



DEM, Inc.
The World Trade Center-Baltimore
401 E. Pratt Street
28th Floor
Baltimore, Maryland  21202

     Re:  Registration Statement on Form N-2

Ladies and Gentlemen:

      We  have  acted as counsel for DEM, Inc., a  Maryland
corporation   (the   "Fund"),  in   connection   with   the
organization of the Fund and the issuance of shares of its common stock, par value $.00001 per share (the "Common
Stock").

      As counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus and
statement  of  additional  information  included   in   its
Registration Statement on Form N-2 (File Nos. 33-98454; 811-
9118) (the "Registration Statement"), substantially in the form in which they are to become effective (collectively,
the  "Prospectus").   We have further examined  and  relied
upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

      We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. With respect to the documents we have received, we have assumed, without
independent     verification,    the     genuineness     of
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all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

      Based on such examination, we are of the opinion and so advise you that:

     1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

     2. The 6,667 presently issued and outstanding shares of Common Stock have been validly and legally issued and are fully paid and nonassessable.

     3. The 1,000,000 shares of Common Stock of the Fund to be offered for sale pursuant to the Prospectus are duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will be validly and legally issued and will be fully paid and nonassessable.

      This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the heading
"Legal Matters."

                         Very truly yours,

                         VENABLE, BAETJER AND HOWARD, LLP
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